Exhibit 99.1

SAKS INCORPORATED ANNOUNCES 6.0% COMPARABLE

STORE SALES INCREASE IN DECEMBER

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (January 6, 2005)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the five weeks ended January 1, 2005 compared to the five weeks ended January 3, 2004, total sales increased 7.1% and comparable store sales increased 6.0% on a total company basis. By segment, comparable store sales increased 2.8% for SDSG and increased 12.1% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the five weeks ended January 1, 2005 compared to the five weeks ended January 3, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$658.7	$637.7	3.3%	2.8%
SFAE	397.6	348.2	14.2%	12.1%

Total	$1,056.3	$985.9	7.1%	6.0%

At both SDSG and SFAE, sales momentum increased in the later half of December, which is typically a period of increasing promotional activity and deepening discounts.

Merchandise categories with the best sales performances for SDSG in December were intimate apparel, men’s furnishings, accessories, and furniture. Categories with the softest sales performances for SDSG in December were dresses, women’s moderate sportswear, and home. Categories with the best sales performances for SFAE in December were women’s contemporary apparel, women’s designer apparel, men’s contemporary sportswear, jewelry, shoes, and handbags. Categories and businesses with the softest performances for SFAE in December were Off 5th, hosiery, gourmet foods, and Salon Z (women’s large sizes).

On a quarter-to-date basis, for the two months ended January 1, 2005 compared to the two months ended January 3, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$1,024.0	$1,003.7	2.0%	1.5%
SFAE	668.2	599.7	11.4%	9.8%

Total	$1,692.2	$1,603.4	5.5%	4.6%

On a year-to-date basis, for the eleven months ended January 1, 2005 compared to the eleven months ended January 3, 2004, owned sales were:

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	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$3,487.3	$3,407.7	2.3%	1.7%
SFAE	2,545.9	2,251.7	13.1%	11.4%

Total	$6,033.2	$5,659.4	6.6%	5.6%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 64 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 241 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 38 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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